Exhibit 10.22

EXECUTIVE EMPLOYMENT AGREEMENT

THIS EXECUTIVE EMPLOYMENT AGREEMENT (this “Agreement”), is made as of the 12th day of June, 2024, by and between LB Pharmaceuticals Inc, a Delaware Corporation, (the “Company”) and Roger Sawhney, an individual residing at *** (the “Executive”) (collectively, the “Parties”).

RECITALS

WHEREAS, the Company wishes to retain the services of the Executive to serve as a Chief Financial Officer (“CFO”) of the Company and on the terms and conditions set forth herein;

WHEREAS, the Executive desires to enter into employment with the Company on the terms and conditions set forth herein;

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants, promises, and obligations contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties intending to be legally bound, acknowledge and agree as follows:

1. Position and Duties. Subject to the terms set forth herein, the Company agrees to employ the Executive as the Chief Financial Officer (“CFO”) of the Company, and the Executive hereby accepts such employment, starting on July 15, 2024 (the “Start Date”). The Executive shall report to the Chief Executive Officer of the Company (“CEO”). The Executive shall have such duties, authority, and responsibilities as shall be consistent with the duties normally performed by a CFO of companies of similar size in the pharmaceutical industry in which the Company operates. The Executive will diligently and conscientiously perform the duties of CFO and will devote substantially all of the Executive’s business hours to such duties, and during such time will make the best use of the Executive’s energy, knowledge, and training to advancing the Company’s interests. The Executive will accept no other employment or contracting work while employed by the Company, or serve as a member of the board of directors of any for-profit entity or as a member of any advisory board without the express written consent of the board of directors the Company (the “Board”). Upon termination of the Executive’s employment relationship with the Company for any reason, the Executive shall resign and relinquish any position held as an officer and/or board member of the Company.

2. Compensation and Benefits.

(a) Base Salary. Subject to the terms set forth herein, in consideration for all services rendered by the Executive to the Company, the Company shall pay the Executive an annual base salary of Four Hundred and Ten Thousand Dollars and No Cents ($410,000) (“Annual Base Salary”) in periodic installments in accordance with the Company’s regular payroll practices in effect from time to time for executive employees, but no less frequently than semi-monthly. The Executive shall be classified as exempt from overtime and the Executive understands and acknowledges that the Executive is not entitled to overtime compensation and that Executive’s Base Salary is intended to compensate the Executive for all hours worked.

(b) Target Bonus.

(i) The Executive will be eligible to earn a target bonus of up to 40% of Executive’s Annual Base Salary, in all cases subject to the discretion of the Compensation Committee of the Board of the Company determining that the applicable objectives have been achieved (the “Target Bonus”). Objectives will be determined annually by the Compensation Committee in consultation with the Executive and will include both Company performance the Executive’s personal performance.

(ii) Any such Target Bonus shall not be considered earned until awarded. Any Target Bonus awarded will be paid no later than forty-five (45) days after it has been awarded. If the Executive’s employment with the Company is terminated for Cause (as defined below) before any Target Bonus is paid, the Executive shall not be eligible to receive the Target Bonus, regardless of whether the Company already determined the amount of the Target Bonus. If the Company determines the amount of a Target Bonus and thereafter terminates the Executive’s employment with the Company for a reason other than for Cause but before any such Target Bonus has been paid, the Executive will still receive the Executive’s Target Bonus payment subject to the terms provided herein, even if the Executive is no longer working at the Company at the time the Target Bonus is to be paid.

(c) Stock Options.

(i) Subject to Board approval, to the extent not already granted, the Company shall grant to the Executive stock options to purchase shares of Common Stock of the Company up to 950,000 under the Company’s 2023 Stock Incentive Plan (the “Plan”), as amended (each an “Option”) at an exercise price per share of $1.50, which is not less than the current fair market value of the underlying Option as of the date of grant.

(ii) The Options shall vest and become exercisable on a cumulative basis with 25% to vest upon the first anniversary of the Effective Date of this Agreement and in thirty-six (36) substantially equal monthly installments over the thirty-six (36) month period beginning on the last day of the month following the first anniversary of the Effective Date of this Agreement and the last day of each month thereafter; provided that the Executive continues to have a Service Relationship (as defined in the Plan) with the Company through each such date.

(d) Employee Benefits. During the Employment Period, the Executive shall be entitled to participate in all employee benefit plans, practices, and programs maintained by the Company, as in effect from time to time (collectively, the “Employee Benefit Plans”), on a basis which is no less favorable than is provided to other similarly situated senior executives of the Company, to the extent consistent with applicable law and the terms of the applicable Employee Benefit Plans. The Company reserves the right to amend or cancel any Employee Benefit Plans at any time in its sole discretion, subject to the terms of such Employee Benefit Plans and applicable law.

(e) Paid Time Off. During the Employment Period, the Executive shall be entitled to twenty (20) days paid vacation per calendar year. This vacation is in addition to Company recognized holidays and paid sick time, if any, in accordance with the Company’s practices and policies as in effect from time to time. The Company reserves the right to amend or cancel its practices and policies at any time in its sole discretion, in accordance with applicable law. Any unused vacation may not be carried over by the Executive to any subsequent year. The Company will pay Executive for any accrued but unused vacation upon termination of the Executive’s employment.

(f) Expense Reimbursement. The Company shall reimburse the Executive for all reasonable travel and other business expenses incurred by the Executive in the performance of the Executive’s duties to the Company in accordance with the Company’s applicable expense reimbursement policies and procedures.

(g) Withholdings. All payments made subject to this Agreement will be subject to payroll withholdings that the Company reasonably believes are required by law or elected or authorized by the Executive for state and federal income taxes, Social Security, Medicare, and other applicable payroll deductions, in accordance with the Company’s normal payroll practices.

3. Termination of Employment.

(a) At-Will Employment; Accrued Rights. The parties acknowledge that Executive’s employment relationship with the Company shall be at-will. Either the Company or the Executive may terminate Executive’s employment with or without Cause or Good Reason or advance notice. Upon a termination of the Executive’s employment for any reason, the Executive (or the Executive’s estate) shall be entitled to receive (i) that portion of the Executive’s Annual Base Salary, then in effect, earned and unpaid as of the termination date; (ii) any expenses owed and properly reimbursable to the Executive pursuant to the Company’s expense reimbursement policies; (iii) conversion rights, if applicable, with respect to any life insurance or disability insurance policy provided to the Executive; and (iv) any vested amounts owed to the Executive under the Company’s employee benefit plans or programs and any vested Options in accordance with the terms and conditions of such employee benefit plans or programs and the Plan (collectively, the “Accrued Rights”).

(b) Termination by the Company for Cause or Executive’s Resignation Without Good Reason. Upon termination of the Executive’s employment relationship by the Company for Cause, or by the Executive’s resignation without Good Reason, the Company shall, thereafter, have no obligation to the Executive for any unearned Annual Base Salary, Target Bonus, or any other form of compensation or benefit, except as otherwise required by law. Reimbursement of appropriately documented expenses incurred by the Executive before the termination of employment, to the extent that the Executive would have been entitled to such reimbursement but for the termination of employment, shall be paid by the Company to the Executive.

(c) Termination by the Company Without Cause or Executive’s Resignation for Good Reason Outside of Change in Control Period. In the event that the Company terminates the Executive’s employment without Cause or Executive resigns for Good Reason, and provided that the Severance Preconditions are met, (A) the Executive shall receive nine (9) months’ severance pay at the Executive’s Annual Base Salary then in effect, paid as salary continuation over the nine (9) month severance period pursuant to the Company’s customary payroll practices; and (B) if the Executive is eligible for and timely and properly elects group health plan continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), the Company shall reimburse the Executive for monthly COBRA premiums payable to continue coverage for the Executive and the Executive’s eligible dependents until the earliest of (x) nine (9) months following the termination date; (y) the expiration of the Executive’s eligibility for the continuation coverage under COBRA; or (z) the date when the Executive becomes eligible for substantially equivalent health insurance coverage in connection with new employment. Such reimbursement shall be paid to the Executive no later than the end of the month immediately following the month in which the Executive timely remits each COBRA premium payment.

(d) Termination by the Company Without Cause or Executive’s Resignation for Good Reason in Connection with Change in Control. If at any time during the time period of three (3) months prior to or twelve (12) months following a Change in Control (defined below), the Company terminates the Executive’s employment without Cause or the Executive resigns for Good Reason, provided the Severance Preconditions are met, the Company will provide Executive with the following severance benefits (in lieu of, and not in addition to, the severance benefits provided in Section 3(c)):

(i) a lump sum severance payment, payable within sixty (60) days after the Change in Control, in an amount equal to the sum of: (A) one (1) year of Executive’s Annual Base Salary then in effect; (B) 1.5 times the Target Bonus expected to be awarded to the Executive as of the anniversary of the Effective Date for the year of the Executive’s Date of Termination, based on the Company’s performance;

(ii) if the Executive is eligible for and timely and properly elects group health plan continuation coverage under COBRA, the Company shall reimburse the Executive for monthly COBRA premiums payable to continue coverage for the Executive and the Executive’s eligible dependents until the earliest of (x) twelve (12) months following the termination date; (y) the expiration of the Executive’s eligibility for the continuation coverage under COBRA; or (z) the date when the Executive becomes eligible for substantially equivalent health insurance coverage in connection with new employment). Such reimbursement shall be paid to the Executive no later than the end of the month immediately following the month in which the Executive timely remits each COBRA premium payment; and

(iii) the vesting of any outstanding unvested equity that the Executive holds shall be accelerated in full as of the termination date.

(e) Termination in the Event of Executive’s Disability or Death. The Executive’s employment hereunder (i) shall terminate automatically upon the Executive’s death and (ii) may be terminated by the Company for the Executive’s Disability. Upon termination of the Executive’s employment hereunder by reason of the Executive’s Disability or death, the Executive or the Executive’s estate (as the case may be) shall be entitled to receive:

(i) the Accrued Rights; and

(ii) subject to the Executive’s or, in the event of the Executive’s death, the representative of the Executor’s estate, execution and non-revocation of a release of claims in a form acceptable to the Company:

(A) a pro-rata portion (based on the number of full days the Executive was employed in the applicable fiscal year) of the Target Bonus expected to be awarded to the Executive on the anniversary of the Effective Date for the year of the Executive’s Date of Termination, based on actual Company performance of the full fiscal year and payable at the same time annual bonuses are generally paid to executives for such fiscal year; and

(B) if the Executive is (or in the event of the Executive’s death, the Executive’s surviving spouse and/or dependents are) eligible for and timely and properly elects group health plan continuation coverage under COBRA, the Company shall reimburse the Executive (or in the event of the Executive’s death, the Executive’s surviving spouse and/or dependents) for the monthly COBRA premium paid by the Executive (or in the event of the Executive’s death, the Executive’s surviving spouse and/or dependents) for the Executive and the Executive’s spouse/dependents. Such reimbursement shall be paid to the Executive (or in the event of the Executive’s death, the Executive’s surviving spouse and/or dependents) no later than the end of the month immediately following the month in which the Executive (or in the event of the Executive’s death, the Executive’s surviving spouse and/or dependents) timely remits the COBRA premium payment. The Executive (or in the event of the Executive’s death, the Executive’s surviving spouse and/or dependents) shall be eligible to receive such reimbursement until the earliest of: (i) the last day of the month that is twenty-six (26) weeks after the termination of the Executive’s employment by reason of the Executive’s Disability or death; (ii) in the event of Executive’s Disability, the date Executive becomes eligible to receive healthcare coverage from a subsequent employer (and Executive agrees to promptly notify the Company of such eligibility) or (iii) the date the Executive is (or in the event of the Executive’s death, the Executive’s surviving spouse and/or dependents are) no longer eligible to receive COBRA continuation coverage. Notwithstanding the foregoing, if the Company determines in its sole discretion that it cannot provide the foregoing benefit without potentially violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act) or incurring an excise tax, the Company shall in lieu thereof provide to Executive (or in the event of the Executive’s death, the Executive’s surviving spouse and/or dependents) a taxable monthly payment in an amount equal to the monthly COBRA premium contemplated by the continuation benefit set forth in this Section.

(iii) Following the termination of the Executive’s employment by reason of the Executive’s Disability or death, except as set forth in this Section 3, the Executive (or Executive’s estate) shall have no further rights to any compensation or any other benefits under this Agreement.

(f) Effect of Termination on Post-Termination Obligations. Upon termination of this Agreement for any reason, the Executive shall continue to be bound by the post-employment obligations and covenants set forth in this Agreement following Executive’s termination.

(g) No Mitigation. The Executive will not be required to mitigate any of the Company’s payment obligations set forth in this Section 3 by making any efforts to secure other employment, and Executive’s commencement of employment with another employer will not reduce the obligations of the Company under this Section 3, unless specifically provided for herein.

(h) Resignation of Offices. Promptly following any termination of the Executive’s employment with the Company for any reason (other than by reason of the Executive’s death), the Executive shall deliver to the Company reasonably satisfactory written evidence of the Executive’s resignation from all positions that the Executive may then hold as an employee or officer of the Company or any subsidiary of the Company.

4. Definitions.

(a) Cause. For purposes of this Agreement the term “Cause” shall mean any one or more of the following:

i. The Executive’s persistent unsatisfactory performance or material failure to perform the Executive’s duties or any lawful directive of the Board or CEO after being given written notice of such deficiencies in the Executive’s performance and failure to cure them within thirty (30) calendar days of such written notice;

ii. The Executive’s indictment for, conviction of, plea of guilty to, or plea of nolo contendere to a felony involving the property or operations of the Company or a crime of moral turpitude;

iii. The Executive’s indictment for, conviction of, plea of guilty to, or plea of nolo contendere to embezzlement, misappropriation or fraud, whether or not related to the Executive’s employment with Company;

iv. The existence of any court order or settlement agreement prohibiting the Executive’s continued employment with the Company;

v. The Executive’s material breach of any material obligation in this Agreement, or any other written agreement between the Executive and Company, or any material misconduct by the Executive that adversely affects the business of the Company or its reputation; or

vi. The Executive’s material failure to comply with the Company’s reasonable and lawful policies or rules of which the Executive is given written notice, as they may be in effect from time to time during the Executive’s employment, and failure to cure them within thirty (30) calendar days of such written notice.

(b) Change in Control. For purposes of this Agreement, “Change in Control” has the meaning ascribed to such term in the Plan.

(c) Disability. For the purposes of this Agreement, “Disability” shall mean that in the good faith judgment of the Board, despite reasonable accommodation, the Executive is unable due to a physical or mental incapacity to perform the essential functions of Executive’s most recent position for: (x) a period of one hundred eighty (180) consecutive days or (y) an aggregate of six (6) months in any twelve (12) consecutive month period.

(d) Good Reason. For purposes of this Agreement, the term “Good Reason” shall mean any one or more of the following, in each case during the Employment Period without the Executive’s written consent:

i. a material reduction of the Executive’s position, authority or responsibilities, or the removal of the Executive from such position, authority or responsibilities, unless the Executive is provided with a new position of equal or greater organizational level, authority, responsibilities and compensation;

ii. a material reduction in the Annual Base Salary other than a general reduction in Annual Base Salary that affects all similarly situated executives in substantially the same proportions;

iii. a material breach by the Company of this Agreement; or

iv. a material change in the geographic location at which the Executive is required to perform services for the Company (except for office relocations that would not increase the Executive’s one way commute by more than twenty-five (25) miles).

provided, however, that Good Reason shall not exist unless: (x) the Executive has given the Company written notice of the conduct of the Company that is alleged to constitute Good Reason within thirty (30) days following the occurrence of such event; (y) the Executive has provided the Company at least thirty (30) days following the date on which such notice is provided to cure such conduct and the Company has failed to do so; and (z) the Executive resigns and voluntarily terminates the Executive’s employment within thirty (30) days following the expiration of the Company’s opportunity to cure such conduct.

(e) Severance Preconditions. For the purposes of this Agreement, the “Severance Preconditions” shall mean that (i) the Executive has executed and not revoked within the applicable revocation period a Separation Agreement and General Release in a form and substance reasonably satisfactory to the Company; (ii) the Executive remains in compliance with the CIIAA; and (iii) the Executive has provided to the Company the written resignations set forth in Section 3(h).

5. Confidential Information and Intellectual Property Rights. As a condition of employment, the Executive agrees to execute and abide by the Employee Confidential Information and Inventions Assignment Agreement attached as Exhibit A (“CIIAA”). The CIIAA contains provisions that are intended by the parties to survive and do survive any termination of this Agreement and the CIIAA.

6. Non-Disparagement. The Executive shall not, during or after employment, make, directly or indirectly, any public or private statements, gestures, signs, signals or other verbal or nonverbal communications that belittle, disparage or otherwise express disapproval of the Company or any of its Affiliates or their respective businesses, or any of their past or present officers, directors, employees, advisors, agents, policies, procedures, practices, decision-making, conduct, professionalism or compliance with standards, except as and to the extent required to comply with applicable federal or state law.

7. Section 409A. It is intended that any payment or benefit that is provided pursuant to or in connection with this Agreement that is considered to be deferred compensation subject to Section 409A of the Internal Revenue Code of 1986, as amended (“Code”) shall be paid and provided in a manner, and at such time and form, as complies with the applicable requirements of Section 409A of the Code to avoid the unfavorable tax consequences provided therein for non-compliance. It is further intended that the payments hereunder shall, to the maximum extent permissible under Section 409A of the Code, be exempt from Section 409A of the Code under either (i) the exception for involuntary separation pay to the extent that all payments are payable within the limitations described in Treasury Regulation Section 1.409A-1(b)(9), or (ii) the short-term deferral exception described in Treasury Regulation Section 1.409A-1(b)(4) to the extent that all payments are payable no later than two and a half months after the end of the first taxable year in which the right to the payment is no longer subject to a substantial risk of forfeiture.

(a) If the Executive is a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code at such time, any payments to be made or benefits to be delivered in connection with the Executive’s “Separation from Service” (as defined below) that constitute deferred compensation subject to Section 409A of the Code shall not be made until the earlier of (i) the Executive’s death or (ii) six months plus one day after the Executive’s Separation from Service (“409A Deferral Period”) as required by Section 409A of the Code. Payments of any such deferred compensation otherwise due to be made in installments or periodically during the 409A Deferral Period shall be accumulated and paid in a lump sum as soon as the 409A Deferral Period ends, and the balance of the payment shall be made as otherwise scheduled.

(b) For purposes of this Agreement, all rights to payments and benefits hereunder shall be treated as rights to receive a series of separate payments and benefits to the fullest extent allowed by Section 409A of the Code.

(c) For purposes of this Agreement, with respect to the timing of any amounts that constitute deferred compensation subject to Section 409A of the Code that depends on termination of employment or separation from service, termination of employment or separation from service shall mean a “separation from service” within the meaning of Section 409A of the Code where it is reasonably anticipated that no further services would be performed after such date or that the level of bona fide services the Executive would perform after that date (whether as an employee or independent contractor) would permanently decrease to a level less than or equal to twenty percent (20%) of the average level of bona fide services the Executive performed over the immediately preceding thirty-six (36) month period.

8. Section 280G. If any payment or benefit Executive will or may receive from the Company or otherwise (a “Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then any such Payment shall be equal to the Reduced Amount. The “Reduced Amount” shall be either (x) the largest portion of the Payment that would result in no portion of the Payment (after reduction) being subject to the Excise Tax or (y) the largest portion, up to and including the total, of the Payment, whichever amount (i.e., the amount determined by clause (x) or by clause (y)), after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in Executive’s receipt, on an after-tax basis, of the greater economic benefit notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. If a reduction in a Payment is required pursuant to the preceding sentence and the Reduced Amount is determined pursuant to clause (x) of the preceding sentence, the reduction shall occur in the manner (the “Reduction Method”) that results in the greatest economic benefit for Executive. If more than one method of reduction will result in the same economic benefit, the items so reduced will be reduced pro rata (the “Pro Rata Reduction Method”).

Notwithstanding any provisions in this Section above to the contrary, if the Reduction Method or the Pro Rata Reduction Method would result in any portion of the Payment being subject to taxes pursuant to Section 409A that would not otherwise be subject to taxes pursuant to Section 409A, then the Reduction Method and/or the Pro Rata Reduction Method, as the case may be, shall be modified so as to avoid the imposition of taxes pursuant to Section 409A as follows: (A) as a first priority, the modification shall preserve to the greatest extent possible, the greatest economic benefit for Executive as determined on an after-tax basis; (B) as a second priority, Payments that are contingent on future events (e.g., being terminated without Cause), shall be reduced (or eliminated) before Payments that are not contingent on future events; and (C) as a third priority, Payments that are “deferred compensation” within the meaning of Section 409A shall be reduced (or eliminated) before Payments that are not deferred compensation within the meaning of Section 409A.

The Company shall appoint a nationally recognized accounting or law firm to make the determinations required by this Section. The Company shall bear all expenses with respect to the determinations by such accounting or law firm required to be made hereunder. If Executive receives a Payment for which the Reduced Amount was determined pursuant to clause (x) above and the Internal Revenue Service determines thereafter that some portion of the Payment is subject to the Excise Tax, Executive agrees to promptly return to the Company a sufficient amount of the Payment (after reduction pursuant to clause (x) above) so that no portion of the remaining Payment is subject to the Excise Tax. For the avoidance of doubt, if the Reduced Amount was determined pursuant to clause (y) above, Executive shall have no obligation to return any portion of the Payment pursuant to the preceding sentence.

9. Indemnification. The Company will enter into an indemnification agreement with Executive. At all times during the Executive’s service as an officer and/or director and for at least six years thereafter, the Company shall provide that Executive is covered by the Company’s D&O insurance on the same basis as other active officers and directors (without regard to whether the Executive’s service has previously terminated).

10. Representations of the Executive. The Executive represents and warrants that: (i) the Executive has no legal obligations to any other party that would be breached by signing this Agreement or otherwise fulfilling Executive’s obligations hereunder, including but not limited to any non-competition, non-solicitation, non-inducement, confidentiality, assignment of inventions, or other similar agreement; (ii) the Executive has not disclosed any third party’s confidential or proprietary information to the Company or its representatives or agents; (iii) if the Executive learns of any confidential or proprietary information that belongs to any third party, the Executive will not disclose such information to the Company or its representatives or agents, except as allowed by law or any agreement you have signed with such party; and (iv) the Executive is not in breach of any confidentiality or non-disclosure agreement that the Executive has signed.

11. Miscellaneous.

(a) Entire Agreement. This Agreement contains the entire agreement and understanding of the Executive and the Company concerning the subject matter hereof and supersedes and replaces all prior negotiations and proposed agreements, whether oral or written. The Executive acknowledges that, by signing this Agreement, the Executive has not relied upon any representations, promises or agreements made by the Company or its employees, officers, directors, or representatives (including any Company attorneys) that are not contained in this Agreement. This Agreement may not be modified or amended except by an instrument in writing signed by the Parties hereto.

(b) Headings/Counterparts. The headings of the paragraphs herein are included for reference only and are not intended to affect the interpretation of the Agreement. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original but all of which shall constitute one and the same Agreement. Each party agrees that faxed or electronically transmitted copies of the signature pages of this Agreement and/or any of the other instruments, agreements and documents relating to any of the transactions contemplated hereby, whether sent to the other party or to such other party’s counsel, shall be deemed definitively executed and delivered, and with the same force and effect as if manually signed and delivered, for all purposes whatsoever. Neither party hereto shall raise the use of DocuSign, electronic mail or a facsimile machine to deliver a signature or the fact that any signature was transmitted or communicated through the use of electronic mail or a facsimile machine as a defense to the formation of a contract and each party forever waives any such defense. All counterparts shall be construed together and shall constitute one instrument, and the signature page from any counterpart may be attached to another counterpart to form a complete copy of this Agreement.

(c) Severability. If any provision of this Agreement or the application thereof is held invalid, such invalidation shall not affect other provisions or applications of this Agreement and to this end the provisions of this Agreement are declared to be severable.

(d) Construction/Joint Drafting. The determination of the terms and conditions of this Agreement has been by mutual agreement of the Parties. Each party participated jointly in the drafting of this Agreement, and therefore the terms and conditions of this Agreement are not intended to be, and shall not be, construed against any party by virtue of draftsmanship.

(e) Non-Waiver. Neither the failure nor any delay on the part of either party to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any other right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence. No waiver of any provision of this Agreement will be binding unless made in a writing signed by the Parties hereto.

(f) Assignment. This Agreement shall be binding upon the Company and shall inure to the benefit of the Company including any transferee of the business operation, as a going concern, in which the Executive is employed and shall be binding upon the Executive and the Executive’s heirs and personal representatives. None of the rights or obligations of the Executive hereunder may be assigned or delegated. The Company may assign its rights and obligations under this Agreement in whole or in part to anyone.

(g) Choice of Law. All questions concerning the construction, validity and interpretation of this Agreement will be governed by the internal laws of the State of New York.

(h) Resolution of Disputes. To ensure the timely and economical resolution of disputes that may arise in connection with the Executive’s employment with the Company, Executive and the Company agree that any and all disputes, claims, or causes of action arising from or relating to the enforcement, breach, performance, negotiation, execution, or interpretation of this Agreement, the CIIAA, or the Executive’s employment, or the termination of the Executive’s employment, including but not limited to all statutory claims, with the exception of discrimination and harassment claims, will be resolved pursuant to the Federal Arbitration Act, 9 U.S.C. §1-16 (the “FAA”), and to the fullest extent permitted by law, by final, binding and confidential arbitration by a single arbitrator conducted in New York, New York by Judicial Arbitration and Mediation Services Inc. (“JAMS”) under the then applicable JAMS rules appropriate to the relief being sought (the applicable rules are available at the following web addresses: (i) https://www.jamsadr.com/rules-employment-arbitration/ and (ii) https://www.jamsadr.com/rules-comprehensive-arbitration/); provided, however, this arbitration provision not apply to any action or claim that cannot be subject to mandatory arbitration as a matter of law, including, without limitation, claims involving allegations of sexual harassment and discrimination, to the extent such claims are not permitted by applicable law(s) to be submitted to mandatory arbitration and the applicable law(s) are not preempted by the FAA or otherwise invalid (collectively, the “Excluded Claims”). A hard copy of the rules will be provided to the Executive upon request. By agreeing to this arbitration procedure, both the Executive and the Company waive the right to resolve any such dispute through a trial by jury or judge or administrative proceeding. In addition, all claims, disputes, or causes of action under this provision, whether by the Executive or the Company, must be brought in an individual capacity, and shall not be brought as a plaintiff (or claimant) or class member in any purported class or representative proceeding, nor joined or consolidated with the claims of any other person or entity. The arbitrator may not consolidate the claims of more than one person or entity, and may not preside over any form of representative or class proceeding. To the extent that the preceding sentences regarding class claims or proceedings are found to violate applicable law or are otherwise found unenforceable, any claim(s) alleged or brought on behalf of a class shall proceed in a court of law rather than by arbitration. The Company acknowledges that the Executive will have the right to be represented by legal counsel at any arbitration proceeding. Questions of whether a claim is subject to arbitration under this Agreement shall be decided by a federal court in the State of New York. However, procedural questions which grow out of the dispute and bear on the final disposition are matters for the arbitrator. The arbitrator shall: (a) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be permitted by law; (b) issue a written arbitration decision, to include the arbitrator’s essential findings and conclusions and a statement of the award; and (c) be authorized to award any or all remedies that the Executive or the Company would be entitled to seek in a court of law. The Executive and the Company shall equally share all JAMS’ arbitration fees. To the extent JAMS does not collect or the Executive otherwise does not pay to JAMS an equal share of all JAMS’ arbitration fees for any reason, and the Company pays JAMS the Executive’s share, the Executive acknowledges and agrees that the Company shall be entitled to recover from the Executive half of the JAMS arbitration fees invoiced to the parties (less any amounts Executive paid to JAMS) in a federal or state court of competent jurisdiction. Except as modified in the CIIAA, each party is responsible for its own attorneys’ fees. Nothing in this Agreement is intended to prevent either the Executive or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration. Any awards or orders in such arbitrations may be entered and enforced as judgments in the federal and state courts of any competent jurisdiction. To the extent a New York federal court determines that any applicable law prohibits mandatory arbitration of Excluded Claims, if the Executive intends to bring multiple claims, including one or more Excluded Claims, the Excluded Claim(s) may be publicly filed with a court, while any other claims will remain subject to mandatory arbitration.

(i) Notices. For purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given (i) on the date of delivery, if delivered by hand, (ii) on the date of transmission, if delivered by electronic mail, (iii) on the first business day following the date of deposit, if delivered by guaranteed overnight delivery service, or (iv) on the fourth business day following the date delivered or mailed by the U.S. Postal Service, addressed as follows:

If to the Executive:

At the address shown in the books and records of the
Company, currently:

Roger Sawhney
***

If to the Company:

LB Pharmaceuticals Inc 575 Madison Avenue, 10th Floor
New York, NY 10022,
Attention: Board of Directors
Email: ***

with copy, which shall not constitute notice, to:

Divakar Gupta
Cooley LLP 55 Hudson Yards
New York, New York 10001-2163

Notices shall be deemed to be properly addressed, to the Company or to the Executive, if addressed to such person at such person’s address as set forth above, or to such other address or addresses as the addressee previously may have specified by Notice given to the other parties in the manner contemplated by this Section 11(i).

(j) Survival. Upon the termination of this Agreement, the respective rights and obligations of the Parties hereto shall survive such expiration or other termination to the extent necessary to carry out the intentions of the Parties under this Agreement.

12. Acknowledgement of Full Understanding. THE EXECUTIVE ACKNOWLEDGES AND AGREES THAT EXECUTIVE HAS FULLY READ, UNDERSTANDS AND VOLUNTARILY ENTERS INTO THIS AGREEMENT. THE EXECUTIVE ACKNOWLEDGES AND AGREES THAT EXECUTIVE HAS BEEN REPRESENTED BY EXECUTIVE’S OWN COUNSEL OR HAS HAD AN OPPORTUNITY TO BE REPRESENTED BY AN ATTORNEY OF EXECUTIVE’S CHOICE BEFORE SIGNING THIS AGREEMENT.

IN WITNESS WHEREOF, the Parties have duly executed and delivered this Executive Employment Agreement as of the date first above written.

EXECUTIVE	LB PHARMACEUTICALS INC

/s/ Roger Sawhney	By:	/s/ Zachary Prensky
Roger Sawhney	Name: Zachary Prensky

Date: 6/12/2024	Date: 6/19/2024

Exhibit A

CONFIDENTIAL INFORMATION AND INVENTIONS ASSIGNMENT

AGREEMENT

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